CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 316 and Amendment No. 319 to the Registration Statement on Form N-1A of EA Series Trust and to the use of our report dated September 28, 2023 on the financial statements and financial highlights of Strive U.S. Energy ETF, Strive 500 ETF, Strive U.S. Semiconductor ETF, Strive Emerging Markets Ex-China ETF, Strive 1000 Dividend Growth ETF, Strive 1000 Growth ETF, Strive 1000 Value ETF, and Strive Small-Cap ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 28, 2023